EXHIBIT m.1
                                 CLASS A SHARES



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                                                       (Effective _______, 2003)

                          PHOENIX PARTNER SELECT FUNDS
                                  (the "Trust")

                                 CLASS A SHARES
                     AMENDED AND RESTATED DISTRIBUTION PLAN
                             PURSUANT TO RULE 12b-1
                                    under the
                         INVESTMENT COMPANY ACT OF 1940

Introduction
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     The Trust and Phoenix Equity Planning Corporation (the "Distributor"), a
broker-dealer registered under the Securities Exchange Act of 1934, have entered into a Distribution Agreement pursuant to which the Distributor will act as principal underwriter of each class of shares of the Trust for sale to the permissible purchasers. The Trustees of the Trust have determined to adopt this Distribution Plan (the "Plan") in accordance with the requirements of Section l2b-1 of the Investment Company Act of 1940, as amended (the "Act") with respect to Class A shares of the Trust and have determined that there is a reasonable likelihood that the Plan will benefit the Trust and its Class A shareholders.

     The Trust intends to operate as a fund of funds. Accordingly, the purchase of shares of a series of the Trust shall indirectly represent a purchase of a class of shares of a series in the underlying mutual funds selected ("Underlying Mutual Fund"). Each Underlying Mutual Fund is anticipated to have already adopted a Rule 12b-1 plan. The Trust shall therefore offset the amount of rule 12b-1 fees payable hereunder by the amount of rule 12b-1 fees charged in connection with the purchase of the applicable class of shares of each Underlying Mutual Fund provided that in no event shall such fees exceed, in the aggregate, the limits stated herein.

1.   Rule 12b-1 Fees
     ---------------

     The Fund shall reimburse the Distributor, at the end of each month, an amount on an annual basis equal to 0.25% of the average daily value of the net assets of the Trust's Class A shares, as compensation for providing personal service to shareholders, including assistance in connection with inquiries relating to shareholder accounts, and maintaining shareholder accounts (the "Service Fee"). Notwithstanding the foregoing, the Trust shall offset the amount of Distribution Fees and service fees payable hereunder by the amount of comparable rule 12b-1 fees charged in connection with the purchase of the applicable class of shares of each Underlying Mutual Fund. Notwithstanding the foregoing, in no event shall such fees exceed, in the aggregate, the limits stated above.

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     Amounts paid or payable by the Trust under this Plan or any agreement with any person or entity relating to the implementation of this Plan ("related agreement") shall only be used to pay for, or reimburse payment for, the distribution expenditures described in the preceding paragraph and shall, given all surrounding circumstances, represent charges within the range of what would have been negotiated at arm's length as payment for the specific sales or promotional services and activities to be financed hereunder and any related agreement, as determined by the Trustees of the Trust, in the exercise of reasonable business judgment, in light of fiduciary duties under state law and Sections 36(a) and (b) of the Act and based upon appropriate business estimates and projections.

2.   Reports
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     At least quarterly in each year this Plan remains in effect, the Trust's
Principal Accounting Officer or Treasurer, or such other person authorized to direct the disposition of monies paid or payable by the Trust, shall prepare and furnish to the Trustees of the Trust for their review, and the Trustees shall review, a written report complying with the requirements of Rule l2b-1 under the Act regarding the amounts expended under this Plan and the purposes for which such expenditures were made.

3.   Required Approval
     -----------------

     This Plan shall not take effect until it, together with any related agreement, has been approved by a vote of at least a majority of the Trust's Trustees as well as a vote of at least a majority of the Trustees of the Trust who are not interested persons (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any related agreement (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or any related agreement and this Plan shall not take effect with respect to the Trust until it has been approved by a vote of at least a majority of the outstanding voting Class A shares (as such phrase is defined in the Act).

4.   Term
     ----

     This Plan shall remain in effect for one year from the date of its adoption and may be continued thereafter if specifically approved at least annually by a vote of at least a majority of the Trustees of the Trust as well as a majority of the Disinterested Trustees. This Plan may be amended at any time, provided that (a) the Plan may not be amended to increase materially the amount of the distribution expenses provided in Paragraph 1 hereof (including the Service Fee) without the approval of at least a majority of the outstanding voting securities (as defined in the Act) of the Class A shares of the Trust and (b) all material amendments to this Plan must be approved by a majority vote of the Trustees of the Trust and of the Disinterested Trustees cast in person at a meeting called for the purpose of such vote.

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5.   Selection of Disinterested Trustees
     -----------------------------------

     While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

6.   Related Agreements
     ------------------

     Any related agreement shall be in writing and shall provide that (a) such agreement shall be subject to termination, without penalty, by vote of a majority of the outstanding voting securities (as defined in the Act) of the Class A shares of the Trust on not more than 60 days' written notice to the other party to the agreement and (b) such agreement shall terminate automatically in the event of its assignment.

7.   Termination
     -----------

     This Plan may be terminated at any time by a vote of a majority of the Disinterested Trustees or by a vote of a majority of the outstanding voting securities (as defined in the Act) of the Class A shares of the Trust. In the event this Plan is terminated or otherwise discontinued, no further payments hereunder will be made hereunder.

8.   Records
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     The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 2 hereof, and any other information, estimates, projections and other materials that serve as a basis therefor, considered by the Trustees of the Trust, for a period of not less than six years from the date of this Plan, the agreement or report, as the case may be, the first two years in an easily accessible place.

9.   Non-Recourse
     ------------

     The Trust's Declaration of Trust refers to the Trustees under the Declaration of Trust collectively as Trustees, but not as individuals or personally, and no Trustee, shareholder, officer, employee or agent of the Trust may be held to any personal liability, nor may any resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust property only shall be liable.

10.  Prior Plans Rescinded
     ---------------------

     This Plan rescinds and revokes all prior distribution plans with respect to Class A Shares adopted prior to the date hereof.


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